Exhibit 10.1

SPORTS MEDICINE

JOINT DEVELOPMENT AND DISTRIBUTION AGREEMENT

by and between

Musculoskeletal Transplant Foundation, Inc.

and

CONMED Corporation

dated as of

January 3, 2012

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		4.4.2	MTF’s Development Team	14
	4.5	Development Plans		14
	4.6	Development Work Sites		14
	4.7	Reports; Review of Records and Performance		14
	4.8	Indemnification		15
5.	MARKETING AND PROMOTION			15
	5.1	Overall Purpose		15
	5.2	Order Solicitation and Submission		16
	5.3	Pricing; Discounts; Distribution		16
		5.3.1	Pricing; Discounts	16
		5.3.2	Distribution	16
	5.4	Marketing and Promotion		17
		5.4.1	Marketing and Promotion Standards	17
		5.4.2	Promotional Practices	17
		5.4.3	Training and Reporting	18
	5.5	SMT Development and Sales Support		18
	5.6	Utilization of MTF Allograft Consultants:		18
	5.7	SMT Identification		19
	5.8	SMT Literature		19
	5.9	Commercially Reasonable Efforts to Market and Promote SMTs; No Representation or Covenant as to Commercial Success		19
		5.9.1	Commercially Reasonable Efforts to Market and Promote SMTs	19
		5.9.2	No Representation or Covenant as to Commercial Success	20
6.	PRODUCTION AND DISTRIBUTION			20
	6.1	Overall Purpose		20
	6.2	Processing Standards		20
	6.3	Supply and Inventory		21
	6.4	Forecasts		21
	6.5	Orders and Delivery		21
	6.6	Failure to Supply.		22
	6.7	Customer Service		22

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	6.8	Existing Agreements with OPOs/Donor Sites		23
	6.9	Charity Care Policy of MTF		23
	6.10	International Promotion and Distribution of SMTs		23
7.	REGULATORY MATTERS			23
	7.1	Adverse Event Reporting and Recalls		23
		7.1.1	Exchange of Information	23
		7.1.2	Reporting and Recalls	23
8.	OWNERSHIP OF INTELLECTUAL PROPERTY			24
	8.1	Present Intellectual Property and Independently Developed Intellectual Property		24
	8.2	Jointly Developed Intellectual Property		24
9.	LICENSE GRANTS			24
	9.1	By MTF		24
	9.2	By CONMED		24
	9.3	No Other Rights		25
	9.4	Terms of Licenses		25
10.	PAYMENTS AND REPORTING			25
	10.1	Payments to MTF		25
		10.1.1	Effective Date Payment	25
		10.1.2	Deferred Payments	25
		10.1.3	Payment Terms	26
	10.2	Payments to CONMED		26
		10.2.1	SMTs Regulated as HCT/P	26
		10.2.2	SMTs Subject to Regulatory Approval	26
		10.2.3	ACS Revenue Sharing	26
	10.3	Monthly and Annual Reports		26
	10.4	Right to Audit MTF Books and Records		27
	10.5	Right to Audit CONMED Books and Records		27
11.	PATENT ISSUES			27
	11.1	Preparation, Prosecution and Maintenance of Patent Applications and Patents		27
		11.1.1	Present Intellectual Property and Independently Developed Intellectual Property	27

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		11.1.2	Jointly Developed Intellectual Property	28
	11.2	Infringement Actions		28
		11.2.1	Against CONMED or MTF	28
		11.2.2	By CONMED or MTF	29
		11.2.3	SMT Infringement Claim	29
	11.3	Notification of Issued Patents and Patent Term Extensions		30
	11.4	Patent Marking		30
12.	CONFIDENTIAL INFORMATION			30
	12.1	Confidential Information		30
	12.2	Permitted Disclosures		30
13.	INDEMNIFICATION			31
	13.1	Indemnification of MTF		31
	13.2	Indemnification of CONMED		31
	13.3	Procedure		32
	13.4	Joint Defendants		32
	13.5	Insurance		32
14.	TERM AND TERMINATION			33
	14.1	Term		33
		14.1.1	CONMED Change of Control	33
		14.1.2	Sustained Promotional Shortfall	33
	14.2	Default		33
	14.3	Bankruptcy Proceedings		34
	14.4	Effect of Termination		34
		14.4.1	Accrued Obligations	34
		14.4.2	Remaining Inventory	34
		14.4.3	Return of Materials	35
		14.4.4	Transfer of Purchased Assets	35
	14.5	Survival		35
15.	REPRESENTATIONS, WARRANTIES AND COVENANTS			35
	15.1	By MTF		35
		15.1.1	Organization and Authority	35

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		15.1.2	No Conflicts; Consents	36
		15.1.3	Compliance with Laws	36
		15.1.4	Processing	36
		15.1.5	Intellectual Property	37
	15.2	By CONMED		38
		15.2.1	Organization and Authority	38
		15.2.2	No Conflicts; Consents	38
		15.2.3	Compliance with Laws	38
		15.2.4	Intellectual Property	39
	15.3	Disclaimer of Warranties		39
	15.4	Non-Solicitation		39
16.	MISCELLANEOUS			40
	16.1	Governing Law		40
	16.2	Independent Contractors		40
	16.3	Funding		40
	16.4	Press Releases and Other Publicity Announcements		40
	16.5	Binding Effect		40
	16.6	Entire Agreement		40
	16.7	No Waiver		41
	16.8	Severability		41
	16.9	Counterparts		41
	16.10	Amendments		41
	16.11	Assignment		41
	16.12	Notices		41
		16.12.1	Method of Delivery	41
		16.12.2	Procedure	42
	16.13	Force Majeure		42
	16.14	Dispute Resolution		42
	16.15	Due Dates		42

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EXHIBITS
A	SPORTS MEDICINE TISSUES
B	INITIAL FORECASTS
C	ASC REVENUE SHARING
D	NOTICES SCHEDULE
SCHEDULES
2.4.2	CONMED CONTRACTUAL OBLIGATIONS
5.2	INTERNATIONAL MARKETING & PROMOTION PROCEDURES
5.3.1	DISCOUNTS; group purchasing organizations
10.1.2	DEFERRED PAYMENTS

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JOINT DEVELOPMENT AND DISTRIBUTION AGREEMENT

This Joint Development and Distribution Agreement (this “Agreement”), dated as of January 3, 2012 (“Effective Date”), is made and entered into by and between CONMED Corporation, a New York corporation having its principal place of business at 525 French Road, Utica, New York 13502, including its affiliates (“CONMED”), and Musculoskeletal Transplant Foundation, Inc., a District of Columbia nonprofit corporation having its principal place of business at 125 May Street, Suite 300, Edison, New Jersey 08837 (“MTF”). Each of CONMED and MTF is from time to time referred to herein, individually, as a “Party” and collectively, as the “Parties.”

WHEREAS, CONMED has a successful sports medicine business and has determined that it is in the interests of CONMED to assist MTF in connection with its efforts to recover, transport, process, preserve, maintain quality control of, store, and distribute sports medicine tissues, as provided more particularly in this Agreement and the Related Agreements (as defined below);

WHEREAS, MTF has developed a successful sports medicine division, and the board of directors of MTF has determined that it is in the interests of MTF’s charitable mission to convey exclusive marketing and promotional rights with respect to sports medicine tissues to CONMED in consideration of, among other things, the payments to be made by CONMED hereunder, which payments can be used by MTF to develop new allograft tissue and to otherwise further its charitable mission of promoting allograft tissue transplantation;

WHEREAS, CONMED and MTF wish to enter into this Agreement in accordance with the terms and subject to the conditions of which (a) CONMED will acquire exclusive rights to market and promote sports medicine allograft tissues, and tissues for the correction of deformity of the extremities, (b) MTF will retain exclusive rights to process, store, take orders for, distribute, invoice and collect service fees for sports medicine allograft tissues, and (c) the Parties will jointly develop new allograft tissue forms in the sports medicine field;

WHEREAS, the Parties have entered into an Exclusive License and Supply Agreement, dated as of the date hereof (the “Cascade Agreement”), in accordance with the terms and subject to the conditions of which MTF has agreed to grant to CONMED worldwide, exclusive distribution and marketing rights to Cascade Medical Enterprise LLC’s platelet rich plasma technology;

WHEREAS, the Parties have entered into an Asset Purchase Agreement, dated as of the date hereof (the “Asset Purchase Agreement”), in accordance with the terms and subject to the conditions of which MTF has agreed to sell and assign to CONMED, and CONMED has agreed to purchase and assume from MTF, the Purchased Assets (as defined in the Asset Purchase Agreement) and the Assumed Liabilities (as defined in the Asset Purchase Agreement);

WHEREAS, the Parties have entered into a Sublease Agreement, dated as of the date hereof (the “Sublease”), in accordance with the terms and subject to the conditions of which MTF will sublease certain premises located in Edison, New Jersey to CONMED; and

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WHEREAS, the Parties have entered into a Transition Agreement, dated as of the date hereof (the “Transition Agreement”), in accordance with the terms and subject to the conditions of which CONMED will engage the services of MTF Allograft Consultants (as defined in the Transition Agreement) for a transitional period.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.                  DEFINITIONS AND INTERPRETATIONS

1.1              Definitions

“ACS” means MTF’s development stage allograft cartilage scaffold which, upon approval of the Joint Committee in accordance with the terms hereof, shall become an SMT.

“Affiliate” means any Person directly or indirectly controlled by, controlling or under common control with, a Party, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by,” “controlling” and “under common control with”) shall be presumed to exist with respect to a Person in the event of the possession, direct or indirect, of (i) the power to direct or cause the direction of the management and policies of such Person (whether through ownership of securities, by contract, through control of the board of directors, or otherwise), or (ii) at least fifty percent (50%) of the voting securities or other comparable equity interests of such Person. For the avoidance of doubt, (a) neither of the Parties shall be deemed to be an “Affiliate” of the other, (b) a Person shall cease to be an “Affiliate” hereunder upon the date that such Person no longer satisfies the requirements set forth in this definition, and (c) no director, officer or shareholder of CONMED (or any director or officer of any subsidiary of CONMED) shall be deemed to be a CONMED Affiliate.

“All Categories of Intellectual Property” means the Present Intellectual Property, the Independently Developed Intellectual Property, and the Jointly Developed Intellectual Property.

“Allograft” means human tissue recovered from donors and processed with the goal of being surgically implanted. The term “Allograft” shall not include stem cells, growth factors, pharmaceutical agents, or other products that are derived from human tissue in a process that requires a degree of processing similar to that required for stem cells, growth factors and pharmaceutical agents.

“ASP” means the Net Amount for SMTs during any calendar year, divided by the number of units of SMT products sold during such calendar year, calculated on a product-by-product basis if there are multiple SMTs and subject to compliance with the discount provisions set forth in Section 5.3.

“Business Day” means a day on which banking institutions in New York, NY are open for business.

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“Clinical Development” means preclinical studies (including analytical and animal studies), clinical trials, post-approval clinical studies and post-marketing surveillance studies, and all other activities that are reasonably required to establish product performance characteristics, assess modes of action or intended effects to ascertain whether a product acts structurally, physically, chemically, or systemically within the body and to obtain and maintain all Regulatory Approvals required to market or as otherwise necessary to release for distribution any SMT and that have been approved by the Joint Committee. For purposes of this definition, the term “release for distribution” means the provision of any SMT to a third party for use within the Field or for distribution to end users for use within the Field.

“Combination Product” means a product that is marketed or promoted by CONMED for applications in the Field that (a) contains (i) Allograft components and (ii) non-Allograft components and (b) is marketed as a single product or as a kit or package.

“CONMED Affiliates” means any Affiliate of CONMED.

“CONMED Change of Control” means the consummation of a merger or consolidation of CONMED with any Person (an “Acquiror”), other than a merger or consolidation that would result in the voting securities of CONMED outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or such surviving entity’s parent) at least 50% of the total voting power represented by the voting securities of CONMED, such surviving entity or such surviving entity’s parent outstanding immediately after such merger or consolidation. CONMED shall furnish to MTF written notice (specifying the identity of the Acquiror) of a CONMED Change of Control within 30 days following the occurrence of a CONMED Change of Control.

“Control” means, with respect to any Intellectual Property right, that a Party owns a transferable interest or has a license or sublicense to such Intellectual Property right and has the right to grant the other Party a license or a sublicense to such Intellectual Property right without violating the terms of any agreement with any third party.

“Development Plan” means the written joint development plan, as described in Section 4.5, which shall be prepared annually by the Development Teams and approved by the Joint Committee to implement the Development Program.

“Development Program” means a program as described in Section 4 of this Agreement for the design, development, and processing of an SMT.

“Development Teams” means the teams appointed by CONMED and MTF, respectively, as described in Section 4.4, which, under the direction of the respective team leaders, shall prepare and implement the Development Plan.

“EMA” means the European Medicines Agency.

“Existing SMT” means those SMTs listed on Exhibit A as “Existing SMTs”.

“FDA” means the U.S. Food and Drug Administration.

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“Field” means the “sports medicine” field as customarily understood in the industry and consistent with MTF’s historical marketing practices, and consisting of treatment, repair, replacement, or regeneration of tendon, ligament, cartilage, meniscus or joints and the correction of deformities of the extremities.

“Governmental Authority” means any nation or government, any provincial, state, regional, local or other political subdivision thereof, any supranational organization of sovereign states, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government.

“HCT/P” means Human Cells, Tissues and Cellular and Tissue-Based Products regulated solely pursuant to section 361 of the Public Health Service Act as defined in applicable FDA regulations that, as such, do not require premarket approval or clearance by FDA to be marketed.

“Independently Developed Intellectual Property” means any and all Patents, inventions, copyrights, trademarks, trade secrets, know-how, and any other proprietary or confidential information invented, conceived, developed and/or reduced to practice after the Effective Date by a Party’s employees, consultants or other agents, solely or jointly with a third party but without involvement by the other Party or acquired by a Party, which directly and substantially relate to an SMT or the design, development, processing, storage, use or distribution thereof.

“Intellectual Property” means a Party’s Present Intellectual Property and/or Independently Developed Intellectual Property and/or Jointly Developed Intellectual Property.

“Intellectual Property Rights” means any and all Patents, inventions, copyrights, trademarks, trade secrets, know-how, and any other proprietary or confidential information invented, conceived, developed and/or reduced to practice before or after the effective date of this Agreement to the extent related to an SMT product, application or the design, development, processing, storage, use or distribution thereof.

“Joint Committee” means the committee composed of representatives of CONMED and MTF which is described in Section 3.

“Jointly Developed Intellectual Property” means any and all Patents, inventions, copyrights, trademarks, trade secrets, know-how, and all other proprietary or confidential information invented, conceived, developed and/or reduced to practice after the Effective Date jointly by (a) employees, consultants or agents of CONMED and (b) employees, consultants or agents of MTF, which directly and substantially relate to an SMT or the design, development, processing, storage, use or distribution thereof.

“Law” means any federal, provincial, state, local or foreign law, statute, ordinance, order, code, permit, license, rule, regulation or other approval promulgated or issued by any Governmental Authority, including material FDA guidances, at any time relating and applicable to the subject item or topic, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority.

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“MAA” means an application to the appropriate Regulatory Authority for approval to sell (but excluding pricing approval) a Combination Product or HCT/P that has been determined by any Regulatory Authority to be subject to premarket review requirements as a drug, biologic, or medical device in any particular country or regulatory jurisdiction, including any such application filed with the EMA pursuant to the European Union’s centralized procedure or with the applicable Regulatory Authority of a country in accordance with such country’s national approval procedure.

“Net Amount” means the total service fees charged by MTF for recovery, testing, processing, packaging, storage and distribution of SMTs as actually invoiced to customers less the following deductions:

(a)                agreed-upon service fee concessions granted to SMT customers;

(b)               excise and sales taxes, customs duties, and other government charges to the extent separately itemized on the invoice;

(c)                outbound freight, shipment and insurance costs to the extent separately itemized on the invoice; and

(d)               amounts actually paid, granted or accrued on returns in accordance with MTF’s return policy.

“Patents” means United States patent applications and foreign counterparts thereof, and all United States and foreign patents issued, or issuing therefrom, including any additions, continuations and continuations-in-part, divisions, reissues, renewals and extensions thereof.

“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

“Present Intellectual Property” means, with respect to each Party, all Patents, inventions, copyrights, trademarks, trade secrets, know-how and all other proprietary or confidential information Controlled by such Party as of the Effective Date, which such Party is free to license hereunder, and which directly and substantially relate to an SMT or the design, development, processing, storage, use or distribution thereof.

“process” or “processing” means the activities related to the processing of Allograft into finished SMTs and packaging and preparation for distribution thereof.

“Regulatory Approval” means, with respect to an SMT, the approval of a Governmental Authority necessary for the marketing and sale of the SMT in a given country or regulatory jurisdiction, which may include the approval of an MAA.

“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or regulatory jurisdiction, including, without limiting the foregoing, (i) in the U.S., the FDA, and (ii) in the EU, the EMA, the European Commission and relevant national medicines regulatory authorities.

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“Related Agreements” means, the Asset Purchase Agreement, the Cascade Agreement, the Sublease, and the Transition Agreement, in each case, as amended or modified from time to time.

“Specified Acquiror” means any Acquiror that, immediately prior to a CONMED Change of Control, markets and promotes Allograft products that compete with Allografts in the Field processed, distributed, marketed or promoted by MTF and that has at least a five percent (5%) share of such Allograft market in the Field, unless either (i) such competing Allograft products are marketed and promoted through an Affiliate of such Acquiror that is operated separately with a distinct brand and separate research and development, and sales teams (a “Separate Acquiror Affiliate”), or (ii) such Acquiror is already a partner or otherwise in privity with MTF.

“SMT” means an Allograft processed by MTF that is marketed, promoted, or primarily used for applications in the Field, including all Existing SMTs and, upon approval by the Joint Committee, all future products. For clarity, Allograft products incorporating similar or identical Allograft forms, sizes and/or configurations as SMTs do not constitute SMTs to the extent they are not marketed, promoted, or primarily used for applications in the Field and the Parties will designate any such Allograft products distinctly from SMTs (e.g., through unique part numbers and distinct names and/or labeling).

“Territory” means the entire world.

1.2              Additional Definitions

The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
“Agreement”	Preamble
“Asset Purchase Agreement”	Recitals
“Auditor”	10.4
“Acquiror”	Definition of CONMED Change of Control
“Bankruptcy Laws and Equitable Principles”	15.1.1
“Baseline Market Share”	5.9.1
“Baseline Volume”	5.9.1
“Cascade Agreement”	Recitals
“Claim”	13.1
“Confidential Information”	12.1
“CONMED”	Preamble
“CONMED Declined SMT”	2.4.3
“CONMED Indemnitees”	13.2
“CONMED Service Fee”	10.2.1

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“Customer Preference Change”	6.6
“Deferred Payments”	10.1.3
“Designated Executives”	16.14
“Development Work Site”	4.6
“Donor Criteria”	10.1.2
“Donor Organization”	6.6
“Effective Date”	Preamble
“Effective Date Payment”	10.1.1
“Exempt Tissue Banks”	2.4.1
“Failure to Supply”	6.6
“Force Majeure”	16.13
“Forecast”	6.3
“GPOs”	5.3.1
“Indemnitee”	13.3
“Indemnitor”	13.3
“infringement”	11.2.2
“Initial Term”	14.1
“MAA Product”	4.3.2
“Market Decline”	6.6
“Marketing Activities”	5.9.1
“MTF”	Preamble
“MTF Declined SMT”	4.1
“MTF Indemnitees”	13.1
“Party”	Preamble
“Patent Expenses”	11.1.2
“Priority System”	5.3.2
“Promotional Shortfall”	5.9.1
“Representatives”	5.1
“Revenue Payments Owed”	10.2.3
“Separate Acquiror Affiliate”	Definition of Specified Acquiror
“SMT literature”	5.8
“SMT Market Share”	5.9.1
“Sublease”	Recitals
“Supply Floor”	10.1.2
“Supply Period”	10.1.2
“Term”	14.1
“Transition Agreement”	Recitals

1.3              Interpretation

In this Agreement unless otherwise specified:

a.                   When a reference is made in this Agreement to a Section, Exhibit, Schedule, Recital or Preamble, such reference is to a Section, Exhibit, Schedule, Recital or Preamble of or to this Agreement unless otherwise indicated.

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b.                  The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

c.                   The terms defined in the singular herein shall have a comparable meaning when used in the plural, and vice versa.

d.                  Words of one gender include the other gender.

e.                   All accounting terms not specifically defined herein shall, to the extent not inconsistent with the express terms of this Agreement, be construed in conformity with United States generally accepted accounting principles in effect from time to time.

f.                   References herein to “days” are to consecutive calendar days.

g.                  References to a Person are also to its successors and permitted assigns.

h.                  The term “dollars” and “$” means United States dollars.

i.                    The word “including” means “including without limitation” and the words “include” and “includes” have corresponding meanings.

2.                  SPORTS MEDICINE TISSUE

2.1              CONMED Exclusive Representation

As more particularly provided in Section 5, (a) from and after the Effective Date, CONMED and its Affiliates shall have exclusive rights to market, promote and represent SMTs in the Field in the Territory during the Term and (b) CONMED and the CONMED Affiliates’ right to market and promote SMTs shall be exclusive within the Field.

2.2              MTF Exclusive Production and Distribution

As more particularly provided in Section 6, (a) MTF shall retain exclusive rights to process, store, take orders for, distribute, ship, invoice and collect service fees for SMTs and (b) CONMED may not represent, market or promote for use in the Field an Allograft or Combination Product for which the Allograft component is produced or distributed by any party other than MTF, except as provided in Sections 4.1 or 6.6.

2.3              SMTs Declined by CONMED

Subject to Section 2.4.3, if MTF desires to develop or distribute an SMT but CONMED declines, in writing (which may be by action of its representatives on the Joint Committee), to market or promote a CONMED Declined SMT, then MTF may market, promote, take orders for, and distribute such CONMED Declined SMT in the Field in the Territory during the Term solely through its own employee sales force or through sales agencies reasonably acceptable to CONMED (it being understood that sales agencies used by CONMED for other products will be acceptable).

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2.4              Non-Competition and Right of First Refusal

2.4.1        MTF Non-Competition

During the Term, except as provided herein or as approved by CONMED in writing, MTF shall not (i) market or otherwise promote, or (ii) supply to any party other than CONMED and its Affiliates to be marketed, promoted, used or sold, any product for applications in the Field, including but not limited to any product that is a drug, biologic, medical device, SMT or Allograft. Without limiting the foregoing, CONMED shall have the right to review and approve (such approval not to be unreasonably withheld, conditioned or delayed) any agreements entered into by MTF that include MTF’s performance of material activities in the Field. Notwithstanding anything to the contrary in this Agreement, MTF may continue to process and distribute (but not market or promote) Allografts (including SMTs) under its existing agreements pursuant to the terms as they exist on the Effective Date, with Life Alaska Donor Services, Transplant Services (Dallas, Texas), Tissue Bank Manitoba (Winnipeg, Manitoba, Canada) and Stichting NBF-BIS, operating under the name BISLIFE Foundation (Holland) and for other regional tissue banks as may be approved in writing by CONMED (collectively, the “Exempt Tissue Banks”).

2.4.2        CONMED Non-Competition

During the Term, except as otherwise approved by MTF in writing, (such approval not to be unreasonably withheld, conditioned or delayed) or as set forth in Sections 4.1 or 6.6, CONMED shall not (a) market or otherwise promote SMTs for use outside the Field, (b) market, promote, or distribute for use in the Field any Allograft product other than an SMT or other Allograft processed by MTF or (c) market, promote or distribute for use in the Field any Combination Product unless the Allograft component thereof is an SMT or other Allograft processed by MTF. CONMED shall cause the CONMED Affiliates (including, for the avoidance of doubt, any company acquired by CONMED after the Effective Date) to comply with this Section 2.4.2 and be responsible for any failure to comply with this Section 2.4.2 by any CONMED Affiliate. Notwithstanding the foregoing: (x) CONMED and the CONMED Affiliates shall be free to market or otherwise promote, through third-party distributors or otherwise, (A) SMTs, any Allograft processed by MTF and any Combination Product containing an MTF-processed Allograft for use inside the Field in a geography for which any Exempt Tissue Bank has rights, and for a reasonable period following any termination of such Exempt Tissue Bank’s rights, (B) any Allograft not processed by MTF in a jurisdiction in which MTF has not been able to secure rights for the promotion of SMTs, or (C) any Allograft not processed by MTF in which any CONMED affiliate or distributor has contractual obligations pursuant to the terms as they exist on the Effective Date to promote Allografts processed by MTF or Combination Products containing an MTF-processed Allograft as of the Effective Date as set forth on Schedule 2.4.2; provided that CONMED shall undertake reasonable efforts to cause such contractual obligations to terminate in accordance with their terms; and (y) in the event of an assignment of this Agreement to any Person (including a Specified Acquiror) in accordance with Section 16.11, nothing set forth in the first two sentences of this Section 2.4.2 shall apply to the continuation or reasonable extension of any business, marketing, promotion, distribution activities to the extent specified in Section 14.1.

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2.4.3        Right of First Refusal

MTF may engage in activity relating to the design, development, manufacture, promotion, marketing and/or distribution of a product for use within the Field; provided, however, that prior to the distribution of any such product for applications within the Field, MTF shall notify CONMED in writing of its intent to process, manufacture or distribute the relevant product, including in such notice a description of the product, its intended use, the estimated market size and suggested product pricing and any other reasonably requested materials from CONMED. Thereafter, for a period of one hundred and twenty (120) days from the date of receipt of such notice, CONMED shall have the right of first refusal to obtain the rights to such product for applications within the Field. If CONMED exercises such right of first refusal, such product shall become an SMT in the Field and subject to the terms of this Agreement. Upon exercising such right of first refusal, CONMED shall provide MTF with a three year sales non-binding forecast for the product mutually acceptable to both parties. If CONMED and MTF cannot agree on such a forecast, CONMED shall use its best efforts to market the product in accordance with a marketing plan approved by the Joint Committee based on reasonable market factors. If CONMED does not exercise such right of first refusal, MTF shall be free to market the product (a “CONMED Declined SMT”) at its discretion; provided that MTF may not offer such product to a third party-distribution partner on terms better than those offered to CONMED without first having offered such terms to CONMED.

3.                  GOVERNANCE – JOINT COMMITTEE

3.1              Constitution

The Development Program and the processing of SMTs hereunder shall be subject to the oversight of the Joint Committee as provided in this Agreement. CONMED shall appoint three (3) representatives to the Joint Committee within thirty (30) days after the Effective Date and MTF shall appoint three (3) representatives to the Joint Committee within thirty (30) days after the Effective Date. Each Party will promptly notify the other Party in writing of any changes to its appointed representatives to the Joint Committee. The chairperson of the Joint Committee shall be CONMED’s lead representative on the Joint Committee.

3.2              Voting

Each representative shall have one (1) vote on the Joint Committee. A majority of the total votes of the Joint Committee must be cast in favor of a proposal for the proposal to be adopted. In the event of a deadlocked vote on a proposal that is not resolved by the Designated Executives in accordance with Section 16.14, the deadlocked proposal shall not be adopted.

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3.3              Responsibilities

The responsibilities of the Joint Committee shall include the following: (i) to approve and adopt the initial Development Plan and subsequent yearly Development Plans, (ii) to review all results of the development work, and, if necessary, direct modifications of the goals and scope of such work, (iii) to coordinate the exchange of information between the Parties regarding the development and processing of SMTs, (iv) to review and approve proposed new SMTs that are not an Existing SMT or a CONMED (which upon such approval will become an SMT), (v) to attempt to resolve disputes between the Parties relating to the Field and whether a particular product is an SMT, and (vi) to review and approve the Forecast and each update thereto.

3.4              Meetings

To accomplish its objectives, the Joint Committee shall meet in person from time, to time, but no fewer than at least once per calendar quarter, at a mutually agreeable location, and shall meet at other times by teleconference as it deems necessary to the conduct of its business. Each Party shall bear its own expenses for its representatives attending such meetings. The chairperson shall chair the meetings, prepare meeting agendas, which shall include items requested by either CONMED or MTF, circulate such agendas to other members prior to the meetings, and prepare written minutes of each such meeting, which minutes will, without limitation, describe each recommendation and determination made by the Joint Committee. Such minutes shall include progress reports prepared by the team leaders. The minutes of each meeting shall be reviewed, amended if necessary, and approved prior to the following meeting of the Joint Committee, and copies of all such final minutes shall immediately be distributed to both Parties. Such minutes shall be deemed accepted and effective unless an authorized representative of a Party has objected to the same within thirty (30) days of such Party’s receipt of such minutes.

4.                  DEVELOPMENT PROGRAM

4.1              Overall Purpose

During the Term, CONMED and MTF shall cooperate in the design, development and processing of SMTs, including diligent efforts to (i) design, develop and test market SMTs and to (ii) design and develop techniques and equipment for processing SMTs from Allograft material. Except as otherwise expressly provided in this Agreement, the Parties understand and agree that the Development Program, which shall continue during the Term, shall be their exclusive vehicle for designing, developing, and processing SMTs; provided that, notwithstanding the foregoing, if and to the extent that the MTF representatives on the Joint Committee decline to approve the design, development, processing, marketing and/or distribution of a specific SMT (an “MTF Declined SMT”), CONMED shall be free to pursue the design, development or processing of such MTF Declined SMT without violating any of the terms hereof; provided, further, that CONMED shall not offer an MTF Declined SMT to a third-party distribution, processing, or supply partner on terms better than those offered to MTF and declined by the MTF representatives on the Joint Committee without first having offered such better terms to MTF. Neither Party shall be restricted in developing Allograft (including HCT/P) products that are not marketed, promoted or primarily used in the Field.

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4.2              Development Program Expenses

4.2.1        Generally

Except as otherwise provided herein, the Parties shall bear their own expenses in connection with their respective activities under the Development Program.

4.2.2        Clinical Expenses

CONMED shall be responsible for funding Clinical Development activities determined by the Joint Committee to be necessary in order to (a) support marketing claims for SMTs or (b) obtain required Regulatory Approvals of MAA Products as provided in Section 4.3. As provided in Section 10.2, the share of Net Amount payable to CONMED for any SMT that is subject to Clinical Development to support marketing claims or Regulatory Approval shall be increased as consideration for CONMED incurring the expenses of such Clinical Development activities.

4.2.3        ACS Regulatory Approval Expense

Within the first twelve (12) months following the Effective Time, MTF shall fund up to $3,000,000 of expenses relating to the Clinical Development of ACS if determined to be necessary by the Joint Committee in order to support marketing claims or Regulatory Approval. Further funding of ACS development will depend on clinical results and the determination by the Joint Committee. Allocation of the Net Amount as consideration for incurring greater development expense shall be determined in accordance with Section 10.2.

4.2.4        Supply of SMTs for Development Program

Beginning on the Effective Date, with regard to any SMTs provided by MTF to a third party at the direction of CONMED in connection with the Development Program, MTF shall provide a reasonable amount of such SMTs free of charge.

4.3              Clinical Development and Regulatory Approval

4.3.1        HCT/P Products and SMTs Generally

As of the Effective Date, no Regulatory Approval is required with regard to SMTs that are deemed to be an HCT/P. Should any Clinical Development studies be requested, which are not required for FDA or other Regulatory Approval, the Joint Committee shall determine which Party shall be responsible for the expenses incurred in connection with conducting such Clinical Development studies.

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4.3.2        Regulatory Approval of SMTs

The Joint Committee shall determine whether each SMT (including other future development stage SMTs) will require Clinical Development activities (including clinical studies) to assess whether the product processing involves more than minimal manipulation and to support (a) marketing claims or (b) Regulatory Approval. Should any such Clinical Development activities be required for SMTs, CONMED shall be responsible for funding such clinical activities and CONMED shall manage and conduct such activities for obtaining any such Regulatory Approval, if in CONMED’s sole discretion the projected sales justify the Clinical Development costs. If the Joint Committee decides to go forward with an SMT that requires submission of an MAA, such as a BLA (Biologics License Application), PMA (Premarket Approval), NDA (New Drug Application) or 510(k) (an “MAA Product”), development and clinical studies shall proceed. For clarity, CONMED shall not be obligated to fund MAA Product Clinical Development expenses unless CONMED has determined (in its sole discretion) to do so.

4.4              Development Teams

Within thirty (30) days after the Effective Date, CONMED and MTF shall each appoint an individual who will serve as its team leader and a Development Team to perform work under the direction of the team leader in accordance with this Agreement. The Development Teams shall promptly prepare a Development Plan for submission to the Joint Committee for approval, which plan shall outline each team’s proposed work relating to the design, development, regulatory status assessment, and/or processing of SMTs, and each Development Team shall manage work in accordance with such plan.

4.4.1        CONMED’s Development Team

As the initial step in the identification and development of new SMTs that the Joint Committee has determined and documented as qualifying as HCT/Ps, CONMED’s Development Team shall be primarily responsible for the design and test marketing of potential new SMTs for use within the Field based on information provided by MTF relating to the SMTs, available Allograft material, and Present Intellectual Property. Initially, CONMED’s Development Team shall include: (i) a CONMED manager responsible for technical support, liaison with MTF, liaison with clinicians, product enhancements, market analysis, product and technique development, sales support and training, and (ii) a CONMED engineer responsible for product development engineering where necessary. In order to enable MTF’s Development Team to effectively design and develop techniques and equipment for processing the specific SMTs developed by CONMED’s Development Team, CONMED will provide MTF with the appropriate dimensions, specifications, and operative technique information concerning such SMTs, any other relevant information relating to the design and development of such SMTs, and high-level, non-binding sales forecasts for such SMTs. The Joint Committee will be consulted in the event the level of development activity needed under this Agreement hereunder exceeds the capacity of CONMED’s Development Team.

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4.4.2        MTF’s Development Team

MTF’s Development Team, upon receipt of relevant information from CONMED under Section 4.4.1, shall be primarily responsible for the design and development of techniques and equipment for processing the SMTs developed by CONMED for use within the Field, including the production of prototypes of such SMTs. Initially, MTF’s Development Team shall include: (i) an MTF manager responsible for technical support, liaison with CONMED, liaison with clinicians, product enhancements, Allograft processing, and Allograft safety, and (ii) an MTF technical staff person responsible for product development and processing. During the Term, MTF shall maintain MTF’s Development Team at least the levels of staffing, including quality, dedication and experience, and commitment to the design and development of techniques and equipment for processing the SMTs, as in place prior to the date hereof, unless otherwise approved by the Joint Committee in accordance with the terms hereof. The Joint Committee will be consulted in the event the level of development activity needed under this Agreement hereunder exceeds the capacity of MTF’s Development Team.

4.5              Development Plans

Within ninety (90) days following the Effective Date, the Development Teams shall each use their commercially reasonable efforts to prepare and submit an initial joint Development Plan to the Joint Committee outlining the proposed activities of CONMED’s Development Team and MTF’s Development Team for the upcoming calendar year. Within thirty (30) days of receiving the proposed joint Development Plan, the Joint Committee shall use its commercially reasonable efforts to approve such proposed joint Development Plan or such joint Development Plan as amended by the Joint Committee. Thereafter, by June 15 of each calendar year during the Term, the Development Teams shall prepare and submit a proposed joint Development Plan for the upcoming year beginning January 1 to the Joint Committee. The Joint Committee shall use its commercially reasonable efforts to approve such proposed joint Development Plan or such amended Development Plan by August 30 of the year it is received, so that such plan can be implemented beginning January 1 of the upcoming calendar year. If the Joint Committee is unable to reach agreement on an annual joint Development Plan, the matter shall be resolved pursuant to Section 16.14. The joint Development Plan shall identify the general tasks and activities to be undertaken and accomplished by the Development Teams during the year covered by the joint Development Plan and shall set forth a detailed description of each team’s responsibilities relating to the design, development and/or processing of SMTs.

4.6              Development Work Sites

MTF shall provide a work site for the Development Program at its Edison, New Jersey facility and CONMED shall provide a work site for the Development Program at its Largo, Florida facility. The Parties shall operate the Development Program at the facility located at MTF’s Edison, New Jersey site (“Development Work Site”).

4.7              Reports; Review of Records and Performance

Each Party shall cause its Development Team to keep detailed records and data in connection with the Development Program. Each Development Team shall prepare quarterly reports, in a format agreed upon by the Joint Committee, detailing the work to date and the work during the quarter which is the subject of the report. Such reports shall be furnished to the Joint Committee prior to each of its quarterly meetings. Each Party shall have reasonable access to such records, and shall have the right, upon reasonable notice and during regular business hours to the extent necessary, to inspect and review the work performed by the other Party at the Development Work Site to verify that such work is being performed in accordance with the Development Plan then in effect. All information obtained as a result of such review or inspection shall be treated as Confidential Information in accordance with the provisions of Sections 12.1 and 12.2.

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4.8              Indemnification

Each Party will indemnify and hold the other Party and its officers, directors, agents, employees and affiliates harmless against all claims of any nature whatsoever arising out of the death or personal injury of its employees or agents while at the Development Work Site or otherwise on the premises of the other Party in connection with work under this Agreement, except for such claims which result from the willful misconduct or gross negligence of the other Party or its officers, agents, servants and employees. In addition, each Party will indemnify the other Party for any damage to the other Party’s property caused by its employees or agents while at the Development Work Site or otherwise on the premises of the other Party in connection with work under this Agreement.

5.                  MARKETING AND PROMOTION

5.1              Overall Purpose

During the Term, except as agreed by the Parties, subject to Section 5.9, CONMED shall be responsible for the marketing and promotion of SMTs through its direct sales representatives and sales agencies reasonably acceptable to MTF (such approval not to be unreasonably withheld, conditioned or delayed) (“Representatives”). Subject to availability of sufficient MTF Allograft tissue, CONMED shall use commercially reasonable efforts to market and promote SMTs in the Field. CONMED shall set the service fees for SMTs in consultation with MTF; provided, however, that CONMED shall have final authority with respect to setting service fees, including the offering of fee concessions and discounts in compliance with Section 5.3; and provided, further, that service fees, including fee concessions and discounts, shall be set at a level at which the portion of the Net Amount retained by MTF would at least equal MTF’s reasonable, fully-allocated costs plus a reasonable and customary margin for the SMTs calculated in a manner consistent with past practices. Service fees for existing SMTs will not be set below their 2011 list price which MTF acknowledges and agrees will be sufficient to cover MTF’s fully-allocated costs plus a reasonable and customary margin even after discounting of up to the levels set forth on Schedule 5.3.1. Additionally, CONMED shall have the right to review and approve any agreements (such approval not to be unreasonably withheld, conditioned or delayed) entered into by MTF with customers for the order and distribution of SMTs. Further, MTF shall use commercially reasonable efforts to maintain a competitive cost structure with respect to fixed and variable costs taking into account MTF’s costs across its entire Allograft product line.

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5.2              Order Solicitation and Submission

Except as agreed by the Parties, orders for SMTs (other than CONMED Declined SMTs) may only be solicited by CONMED Representatives, and MTF agrees that its sales force shall not compete with CONMED Representatives in the solicitation of orders for SMTs, other than the solicitation of orders conducted at the direction of CONMED pursuant to the CONMED or in accordance with Section 2.3 with respect to CONMED Declined SMTs. MTF shall receive all orders from customers and MTF’s customer service representative shall process and submit such orders. For marketing and promotion of SMTs outside of the United States, CONMED and MTF agree to follow the procedures set forth in Schedule 5.2.

5.3              Pricing; Discounts; Distribution

5.3.1        Pricing; Discounts

Without prior approval of the Joint Committee, CONMED shall not agree to discounts off list price that are more than the levels set forth in Schedule 5.3.1. Subject to and without limiting Sections 2.4.3 or 5.1, on or around the end of each calendar year, the Joint Committee shall meet and discuss the service fees for all SMTs, and for any new products for use within the Field, and shall consider, among other things, current market conditions, pricing, technology and competitive environment. Each of CONMED and MTF understands that from time to time pricing concessions may be required in the course of business for specific accounts or group purchasing organizations (“GPOs”); provided, however, that, without the prior written consent of CONMED, MTF shall not enter into any agreement, contract or other arrangement pursuant to which SMTs (other than CONMED Declined SMTs) are included in such specific accounts or GPOs. MTF represents and warrants to CONMED that, as of the date hereof, MTF is not a party to any agreements, contracts or other arrangements with GPOs concerning any SMTs except as set forth on Schedule 5.3.1, and CONMED hereby acknowledges that such agreements, contracts and other arrangements shall continue to be in effect after the date hereof (provided that MTF shall not renew such agreements, contracts and other arrangements or agree to any material modification of the terms thereof without the prior written consent of CONMED). CONMED reserves the right to decline to provide any prior written consent or to give effect to any pricing concessions referred to in the immediately preceding sentence if CONMED believes in good faith that such pricing concessions are not appropriate.

5.3.2        Distribution

Notwithstanding anything herein to the contrary, in the event of a backorder of a particular SMT, the method by which such SMTs are distributed to customers shall be modified, to the extent reasonably practicable, to reflect the following prioritization categories for the allocation and distribution of SMTs (collectively, the “Priority System”), which are set forth in declining sequential order:

a.                   Level One (1st Priority) – shall be comprised of any participating hospital from which donors are recovered for an MTF-aligned Organ Procurement Organization (OPO) pursuant to an existing arrangement, which participating hospitals shall be given right of first fulfillment with respect to any SMT meeting any of such hospitals’ respective open purchase orders.

b.                  Level Two (2nd Priority) – shall be comprised of any domestic medical institution identified by CONMED as a critical or high-profile MTF SMT account (which list will be shared with MTF and furnished to relevant customer service personnel). Such list of critical or high-profile accounts may be based on total fee level, unit level, specific high-demand tissue form level or other reasonable metrics. CONMED shall update the list of critical or high-profile MTF SMT accounts and share such new list with MTF not less than once per calendar quarter.

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c.                   Level Three (3rd Priority) – shall be comprised of any medical institution not represented in clauses (a) or (b) above, which medical institution has the longest outstanding backorder of SMTs in the relevant purchase order system.

For the avoidance of doubt, the Priority System may be disregarded by MTF on the rare occasion that the Priority System conflicts with MTF’s charity care policy referred to in Section 6.9 (applied in a manner consistent with historical practices) or MTF’s charitable mission.

5.4              Marketing and Promotion

5.4.1        Marketing and Promotion Standards

CONMED will comply with the following standards, to the extent applicable, in connection with the marketing and promotion of SMTs: (a) applicable Laws, regulations, and guidelines of the FDA; (b) applicable standards and guidelines promulgated by the American Association of Tissue Banks; (c) applicable Laws and regulations of other United States federal, state, and local government agencies with jurisdiction over the marketing and promotion of SMTs; (d) applicable Laws and regulations of foreign jurisdictions where SMTs are to be marketed; (e) CONMED standard operating procedures as they may be amended from time to time; and (f) MTF’s standard operating procedures as they may be amended by the Parties from time to time, so long as they do not conflict with any of the items set forth in Sections 5.4.1(a)-(e).

5.4.2        Promotional Practices

CONMED will not make, and shall use commercially reasonable efforts to prevent any Representatives from making, any false or misleading claims regarding SMTs. Subject to Section 5.9, CONMED further agrees that all promotional activities with respect to the SMTs shall be conducted in a manner that is consistent with MTF’s mission of providing high quality Allograft tissue for transplantation and research and in a manner that respects the value and status of the donated tissue. CONMED shall not: (a) allow any Representatives (or other CONMED employees or agents) to apply the SMTs on, or touch a patient in any manner or operate any instrumentation or equipment that regulates therapy or is in any way interactive with the patient, while promoting SMTs; or (b) promote SMTs for any off-label/unapproved uses.

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5.4.3        Training and Reporting

CONMED, with the assistance of MTF as reasonably requested by CONMED, shall train CONMED Representatives with respect to the use of the SMTs. CONMED shall furnish to MTF (a) as soon as possible after the Effective Date a report listing CONMED Representatives and (b) every calendar quarter thereafter during the Term a report listing current CONMED Representatives and indicating additions and deletions since the prior report. MTF shall furnish to CONMED (i) as soon as possible after the Effective Date a report listing MTF’s tissue consultants, sales agents, distributors and any other person or party that sells or promotes SMTs and (ii) every calendar quarter thereafter during the Term a report listing the foregoing and indicating additions and deletions since the prior report.

5.5              SMT Development and Sales Support

In order to assist CONMED with the sales, marketing and product development of SMTs, MTF shall provide services to the CONMED sales force, CONMED product development team, and CONMED customers with respect to SMTs. Such support shall include participation of MTF personnel in periodic educational and training seminars for the CONMED sales force concerning the recovery and processing of SMTs, the nature and safety of the Allograft material used therein, the biological and tissue response to the SMTs, the handling and storage of Allograft material, and the donor network used by MTF to obtain Allograft material. MTF shall also provide the services of MTF account specialists, graft matching specialists, product development personnel, and other personnel reasonably requested by CONMED or the Joint Committee at levels sufficient to meet CONMED needs as determined by the Joint Committee. All of the foregoing shall be provided to CONMED at MTF’s sole cost and expense. MTF shall cause the MTF employees providing graft matching services for SMTs, the account specialists dedicated to SMT products, and the MTF employees providing the product development services for SMTs to provide such services with the same level of effort (but, in any event, no less than commercially reasonable efforts) and commitment (including with respect to the percentage of time spent on SMT support as compared to support of MTF’s other product lines) as devoted prior to the date hereof, with such increases above such levels as would be commensurate with SMT demand driven by increased sales. Any additional account specialists needed to support business growth, and any needed consignment support personnel, shall be at CONMED sole cost and expense. Any additional graft matching specialists, product development personnel, and any other additional personnel needed by MTF, as determined by the Joint Committee, shall be at MTF’s sole cost and expense. Additionally, MTF shall also promptly refer any and all leads and/or potential promotional opportunities in the Field to CONMED.

5.6              Utilization of MTF Allograft Consultants:

It is understood that, in accordance with the terms and subject to the conditions of the Transition Agreement, CONMED has agreed to engage, for a period of no less than six months and no longer than 18 months, the services of the MTF Allograft Consultants (as defined in the Transition Agreement) to maintain all sports medicine related soft tissue business within their territories. As provided in the Transition Agreement, MTF will transfer to CONMED (and will no longer engage) operating room assistants involved in supporting the promotion of products covered under the Cascade Agreement.

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5.7              SMT Identification

CONMED shall establish a unique product code to identify each category of SMT. Without CONMED’s prior written consent, MTF shall not include the product code or any other description of an SMT in any MTF catalogue or other MTF literature or other media. For the avoidance of doubt, MTF remains free to use its product coding system for purposes of all services performed by or on behalf of MTF hereunder.

5.8              SMT Literature

Catalogues, brochures and content for websites, and any other literature (“SMT literature”) relating to SMTs for use within the Field shall be prepared by CONMED, at its expense. Prior to the finalization of any SMT literature, MTF shall be given a reasonable amount of time to review and comment on any such SMT literature, particularly insofar as the content of such SMT literature may relate to regulatory and/or product liability issues. CONMED, in its reasonable discretion, may incorporate any reasonable changes in such SMT literature requested by MTF. CONMED will be responsible for the costs of reprints of SMT literature. SMTs shall be marketed and distributed under a brand name and trade dress determined by CONMED.

5.9              Commercially Reasonable Efforts to Market and Promote SMTs; No Representation or Covenant as to Commercial Success

5.9.1        Commercially Reasonable Efforts to Market and Promote SMTs

CONMED shall undertake commercially reasonable efforts to market and promote the SMTs with the objective of maintaining or improving the SMTs’ share of the overall market for Allografts in the Field as of the Effective Date (the “Baseline Market Share”), and with the objective or maintaining or improving the SMT volume as of the Effective Date, measured in units of SMTs distributed in the Field (the “Baseline Volume”); it being understood and agreed that such obligation shall be deemed satisfied if CONMED undertakes commercially reasonable efforts to train the relevant sales force, promote the SMTs at trade shows and through other appropriate channels, commission appropriate sales plans, market the SMTs, and address any applicable regulatory, health, safety, supply limitation, intellectual property and technology matters, in each case as and to the extent CONMED reasonably deems necessary in furtherance of its marketing and promotion of the SMTs in the Field (collectively, the “Marketing Activities”). For purposes of this Agreement, market share of SMTs (“SMT Market Share”) and the Baseline Market Share shall be determined using relevant factors, including a mutually agreed upon agency (such as, but not limited to, Orthoworld, Inc. (formerly known as Knowledge Enterprises), IMS, or BioMed GPS, LLC). The Joint Committee shall periodically review and update the Baseline Market Share and the Baseline Volume taking into account relevant factors such as changes in the SMT product line, prevailing market conditions, scientific, medical and regulatory developments, customer preferences, and Allograft supply conditions. If the Joint Committee determines that the SMT Market Share has fallen below 80% of the Baseline Market Share for a period of twenty-four (24) consecutive months, during which period there is also a corresponding decrease in the SMT volume, measured in units of SMTs distributed in the Field, compared to the Baseline Volume (collectively, a “Promotional Shortfall”), and such Promotional Shortfall is due to a breach of CONMED’s obligation in the first sentence of this Section 5.9.1, then, following notice to CONMED stating MTF’s belief that there has been a Promotional Shortfall under this Section 5.9.1, the Joint Committee shall determine a reasonable plan to correct such Promotional Shortfall; provided, however, that, notwithstanding anything herein to the contrary, for purposes of determining whether there has occurred a Promotional Shortfall, in no event shall there be taken into account any adverse impact that results from: (a) any Market Decline or other significant and general disruption to the market for Allografts in the Field, (b) any disruption in supply of Allografts for SMTs that results in SMTs being on backorder at a level in excess of the average backorder over the trailing twenty-four (24) months, (c) any change in technology applicable to sports medicine tissues or products derived therefrom, or the recovery, transport, processing, preservation, quality control, storage, or distribution thereof, (d) any price erosion in the market that, in order to preserve the MTF costs and customary, historical margins described in Section 5.1, is not matched by equivalent pricing adjustments with respect to the SMTs, (e) intellectual property issues, (f) any regulatory, legislative or political conditions, or (g) any other factors outside the reasonable control of CONMED. In the event the Joint Committee determines that the Promotional Shortfall has continued for twelve (12) additional consecutive months following the notice provided under this Section 5.9.1, then, upon three (3) months prior written notice, MTF shall have the right to promote or market SMTs directly or with third parties and shall not be required to pay CONMED Service Fees on any orders solicited by MTF or third party promotional representatives other than CONMED; provided, however, that MTF shall be required to comply with the priority requirements set forth in Section 5.3.2 and shall allocate SMTs equal priority between CONMED and any other channel through which MTF distributes SMTs as contemplated herein.

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5.9.2        No Representation or Covenant as to Commercial Success

CONMED makes no representation or covenant with respect to, and MTF acknowledges that there is no representation or covenant with respect to, the future commercial success of the SMTs, the revenues associated therewith, or the amount of any Service Fees to be created as a result of the services to be provided under this Agreement.

6.                  PRODUCTION AND DISTRIBUTION

6.1              Overall Purpose

During the Term, MTF shall be exclusively responsible for the recovery, processing, storage, order taking, distribution, shipment, invoicing and service fee collection with respect to SMTs.

6.2              Processing Standards

MTF will comply with the following standards, to the extent applicable, in connection with the processing of SMTs from Allograft material: (a) applicable Laws, regulations, and guidelines of the FDA; (b) applicable standards and guidelines promulgated by the American Association of Tissue Banks; (c) applicable Laws and regulations of other United States federal, state, and local government agencies with jurisdiction over the processing of Allograft material; (d) applicable Laws and regulations of foreign jurisdictions where Allograft material processed by MTF into SMTs is to be distributed; (e) MTF’s standard operating procedures as they may be amended from time to time; and (f) CONMED standard operating procedures as they may be amended from time to time, so long as they do not conflict with any of the items set forth in Sections 6.2(a)-(e).

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6.3              Supply and Inventory

MTF shall use commercially reasonable efforts to maintain the greater of (a) 1 and 1/2 months of finished goods inventory of SMTs or (b) three months inventory of SMTs in work-in-process form to meet the forecast for each particular type of SMT set forth in Exhibit B, as well as further forecasted requirements as agreed to by the Parties pursuant to Section 6.4 (collectively, the “Forecast”); provided, however, that the foregoing inventory level requirements shall not apply to SMTs that have historically been in short supply (e.g., Achilles tendons), although MTF shall be obligated to use commercially reasonable efforts to maintain a supply of such SMTs.

6.4              Forecasts

Each year during the Term, and commencing on the fourth anniversary of the Agreement, the Joint Committee shall agree to a new forecast for the next year of the Agreement. Upon approval by the Joint Committee, the new forecast for any year shall become the “Forecast” for the purposes of Section 6.6. The Parties agree to meet quarterly to review the Forecast and discuss any updates that may be necessary and any updated Forecast approved by the Joint Committee shall supersede the existing Forecast.

6.5              Orders and Delivery

Orders for SMTs solicited by CONMED from third party customers shall be submitted to MTF pursuant to Section 5.2. MTF shall, by the beginning of the following Business Day, forward shipment and invoice information to CONMED. MTF shall fill the orders and, ship SMTs to the customers for receipt by the customers promptly after receipt by MTF of the order. MTF shall fill emergency orders and ship SMTs to the applicable customer as soon as reasonably possible after receipt of the order. Additionally, MTF shall be responsible for billing the applicable service fee to the customers. To this end, MTF will maintain adequate customer service personnel to support SMTs and to process orders therefor at various locations within the Territory to be established by the Joint Committee. MTF may consult with CONMED concerning customers who do not pay on time, and the Joint Committee may be consulted on such accounts where needed, provided that MTF retains the right in its discretion to hold any shipments to such customers based on MTF’s review of their credit history.

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6.6              Failure to Supply.

MTF’s failure to supply at least eighty percent (80%) of the Forecast with respect to a particular type of SMT shall constitute a failure to supply condition (a “Failure to Supply”). In the event of a Failure to Supply that lasts for three (3) consecutive months, the Joint Committee shall convene to discuss the events, causes duration and remedies of the Failure to Supply. Notwithstanding the foregoing, there shall be no Failure to Supply with respect to any period for which (a) the Joint Committee determines (i) that the shortfall is not more than twenty percent (20%) more than the decline in the market for similar products for such period, as determined by three independent sources of market analysis (such as, but not limited to, Orthoworld, Inc. (formerly known as Knowledge Enterprises) and BioMed GPS, LLC) (a “Market Decline”), or (ii) that the shortfall for that period is directly attributable to a change in specifications due to customer preference for the particular type of SMT (a “Customer Preference Change”) or (b) the failure to supply condition is due to factors outside the reasonable control of MTF. In the event that the Joint Committee determines that the Failure to Supply that has lasted for at least three (3) consecutive months is not due to a Market Decline or a Customer Preference Change or the failure to supply condition is not due to factors outside the reasonable control of MTF, then the Joint Committee shall determine a reasonable plan to cure such Failure to Supply and the Parties shall take all reasonable actions directed by the Joint Committee to effect such actions and cure the Failure to Supply. In the event of a Failure to Supply that lasts for a minimum of twenty four (24) consecutive months, and where the Joint Committee determines that the Failure to Supply is not due to a Market Decline or a Customer Preference Change or the failure to supply condition is not due to factors outside the reasonable control of MTF, then CONMED shall have the right to promote or market the particular type of SMT from a third party in the Field in the Territory and such promotion or marketing shall not be a breach or default under this Agreement, and CONMED’s portion of the revenue sharing payment shall increase to sixty percent (60%) of the Net Amount billed by MTF to all third party customers for all SMTs. MTF may thereafter cure the Failure to Supply and resume the production and distribution of the particular type of SMT by (i) restoring accumulated shortfalls (net of SMTs supplied by a third party in accordance with this Section 6.6) vs. Forecasts for the particular type of SMT subject to the shortfall during the Failure to Supply, and (ii) providing CONMED reasonable assurances of its ability to continue to meet required supply levels (as set forth in the Forecast), both as soon as practicable following the end of the twelve-month Failure to Supply period. MTF may exercise this cure right no more than once every eight (8) years during the Term.

6.7              Customer Service

Any inquiries concerning SMTs and service related issues, shall be directed to and handled by the MTF customer service personnel, in accordance with policies and procedures established by the Joint Committee. Such policies and procedures shall also provide for the exchange of information on a cooperative basis with respect to any SMT inquiries and/or service related issues on a timely basis.

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6.8              Existing Agreements with OPOs/Donor Sites

MTF’s existing agreements with certain organ procurement organizations and donor sites (“Donor Organizations”) include commitments by MTF that MTF will provide the Donor Organizations with processed tissues, which may include SMTs, on a priority basis. Anything to the contrary in this Agreement notwithstanding, MTF may favor orders from Donor Organizations over orders solicited by or on behalf of CONMED as needed to comply with these commitments.

6.9              Charity Care Policy of MTF

It is the charity care policy of MTF to provide its transplant resources to all persons who need them regardless of ability to pay. Accordingly, the Parties agree that the other provisions of this Agreement shall not restrict or inhibit the ability of MTF to provide SMTs at no charge, or at a reduced charge, to those persons who are able to demonstrate an inability to pay the standard amounts otherwise charged for such SMTs pursuant to this Agreement. The expenses for providing any such charity care shall be borne solely by MTF. MTF herein agrees that it will provide a summary report to CONMED listing these activities once per calendar year and upon reasonable request.

6.10          International Promotion and Distribution of SMTs

Promotion and distribution of SMTs outside the U.S. will be negotiated by the Parties. For marketing and promotion of SMTs outside of the United States, CONMED and MTF agree to follow the procedures set forth in Schedule 5.2 at service fees based upon those set forth in Section 5.1.

7.                  REGULATORY MATTERS

7.1              Adverse Event Reporting and Recalls

7.1.1        Exchange of Information

Each Party will notify the other Party, within one (1) Business Day of its receipt, of any information that it received or developed with respect to any adverse events or biologics deviations arising from the recovery, processing, distribution, sale, promotion, use, serious injuries, adverse events, or defects of or for any SMT distributed under this Agreement.

7.1.2        Reporting and Recalls

MTF shall be responsible for reporting to the appropriate Regulatory Authority, if necessary, any adverse events with respect to SMTs. The decision of whether or not to recall an SMT shall be made by MTF in consultation with CONMED. The expense and responsibility for the conduct of any recalls shall be allocated between the Parties and decided by the Joint Committee based on the reason for the recall and each Party’s relative responsibility for the activities, functions or events giving rise to the recall. By way of example, to the extent that the recall was based on marketing or promotional activities of CONMED, the recall expense would be borne by CONMED and to the extent that the recall was based on recovery or processing activities of MTF, the recall expense would be borne by MTF.

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8.                  OWNERSHIP OF INTELLECTUAL PROPERTY

8.1              Present Intellectual Property and Independently Developed Intellectual Property

Except for the rights expressly granted in this Agreement, CONMED shall retain all rights in CONMED Present Intellectual Property and CONMED Independently Developed Intellectual Property, and MTF shall retain all rights in MTF’s Present Intellectual Property and MTF’s Independently Developed Intellectual Property.

8.2              Jointly Developed Intellectual Property

The Parties shall jointly own all right, title and interest in and to all Jointly Developed Intellectual Property. Except as otherwise agreed to in writing, neither party shall exploit such Jointly Developed Intellectual Property other than pursuant to the Development Program; provided, however, that each Party is free to use Jointly Developed Intellectual Property in any manner that does not compete with the Development Program and does not compete with the design, development, processing, promotion and/or distribution of SMTs.

9.                  LICENSE GRANTS

9.1              By MTF

MTF hereby grants to CONMED a fully-paid, royalty-free, exclusive worldwide license, without the right to sublicense (except to CONMED Affiliates and as expressly provided hereinafter), under All Categories of Intellectual Property of MTF solely to conduct the activities of the Development Program and for the marketing and promotion of SMTs within the Field. For clarity, the licenses granted by MTF hereunder do not include the license rights granted under the Cascade Agreement. Notwithstanding the foregoing, CONMED shall have the right to sublicense trademarks and other customary rights required to promote the use of Allograft in the Field to its distributors, which use shall be subject to the terms and conditions contained herein. CONMED shall be responsible for compliance by its sublicensees with the terms of this Agreement.

9.2              By CONMED

CONMED hereby grants to MTF a fully-paid, royalty-free, exclusive worldwide license, without the right to sublicense (except to MTF Affiliates and as expressly provided hereinafter), under All Categories of Intellectual Property of CONMED solely to conduct the activities of the Development Program and for the recovery, processing, and storage of SMTs, solely to conduct MTF’s obligations under this Agreement. Notwithstanding the foregoing, MTF shall have the right to sublicense rights required to conduct the Development Program which use shall be subject to the terms and conditions herein. MTF shall be responsible for compliance by its sublicensees with the terms of this Agreement.

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9.3              No Other Rights

Except as otherwise expressly provided in this Agreement, neither Party shall have any license or other right to use the Present Intellectual Property or Independently Developed Intellectual Property of the other Party.

9.4              Terms of Licenses

The licenses granted above in Sections 9.1 and 9.2 shall continue during the Term.

10.              PAYMENTS AND REPORTING

10.1          Payments to MTF

10.1.1    Effective Date Payment

On the Effective Date, CONMED shall pay to MTF $63,000,000 (the “Effective Date Payment”) by wire transfer of immediately available funds into an account designated in writing by MTF.

10.1.2    Deferred Payments

Subject to the conditions set forth in this Section 10.1.2, CONMED shall pay to MTF the deferred payments (the “Deferred Payments”) in the amounts and on the dates set forth on Schedule 10.1.2. Payment of each Deferred Payment is subject to MTF meeting the applicable cumulative Supply Floor for each of the first four (4) years of the Term (each, a “Supply Period”). The “Supply Floor” shall mean the cumulative total number of donors processed by MTF for the applicable Supply Period as set forth on Schedule 10.1.2 that meet the Donor Criteria. “Donor Criteria” shall mean donors that are less than sixty-six (66) years of age. If MTF fails to meet the Supply Floor for the applicable Supply Period, the amount of the Deferred Payment shall be reduced pro rata in proportion to the actual number of donors processed by MTF during that Supply Period and prior Supply Periods calculated on a cumulative basis; provided that if MTF has supplied at least eighty percent (80%) of the Forecast for that Supply Period the Deferred Payment shall be paid in full without reduction; and provided further that during any Supply Period, if SMT volumes are below the forecasted SMT volumes set forth on Exhibit B, the applicable Supply Floor shall be reduced in proportion to the decrease below such forecasted SMT volumes. Each Supply Period shall be measured as the twelve (12) months ended on January 3 of the relevant anniversary year. CONMED shall pay MTF each Deferred Payment due no later than the applicable payment date set forth on Schedule 10.1.2, with payment to be made by check or in accordance with other payment practices which are mutually agreed to by the Parties. Amounts not paid when due shall accrue interest at the prime rate prevailing on the due date as reported in The Wall Street Journal (Eastern Edition).

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10.1.3    Payment Terms

Invoices provided by MTF to CONMED pursuant to this Agreement, including invoices for expenses payable pursuant to Section 5.5, shall be paid by CONMED within thirty (30) days of its receipt of the invoice.

10.2          Payments to CONMED

10.2.1    SMTs Regulated as HCT/P

For SMTs regulated as HCT/P, CONMED shall be entitled to fifty percent (50%) of the Net Amount billed by MTF to third party customers (the “CONMED Service Fee”).

10.2.2    SMTs Subject to Regulatory Approval

For SMTs with respect to which either Party has paid the expenses for Clinical Development activities as contemplated in Sections 4.2.2 and 4.3.2 and set forth in the Development Plan, the funding Party shall be entitled to a greater than fifty percent (50%) share of the Net Amount with respect to such SMTs so as to fully compensate such Party for such Clinical Development expenses within a reasonable period after the launch of the applicable SMT.

10.2.3    ACS Revenue Sharing

Notwithstanding any provision of this Agreement concerning sharing of the Net Amount, for ACS SMTs, CONMED share of the Net Amount shall be in accordance with Exhibit C. For ACS SMTs that are brought to market where no premarket approval was required, ASP shall be calculated for each year based on actual ASP for the immediately preceding year. For the period beginning at commercial launch of the ACS SMT and ending on December 31st of the year of commercial launch, the parties shall mutually agree to an ASP. No later than ten (10) Business Days following the end of each calendar year, MTF shall provide CONMED with (i) the ASP for such year and (ii) a calculation of the total revenue sharing payments owed to CONMED for such year calculated in accordance with Exhibit C using the ASP in clause (i) (the “Revenue Payments Owed”). In the event the Revenue Payments Owed are greater than the actual revenue sharing payments made to CONMED for ACS SMTs during such year, MTF shall pay to CONMED the difference within thirty (30) days following MTF’s delivery of the Revenue Payments Owed report. In the event that the Revenue Payments Owed are less than the actual revenue sharing payments made to CONMED, CONMED shall pay to MTF the difference within thirty (30) days following MTF’s delivery of the Revenue Payments Owed report.

10.3          Monthly and Annual Reports

Within five (5) Business Days after the end of each calendar month, MTF shall render to CONMED a written report setting forth (a) the Net Amount billed by MTF during that month and (b) monthly service fee information reflecting and supporting the Net Amount billed by MTF, including the number of units of each different type of SMT distributed by MTF during that month, the service fee billed for each different type of SMT, and any amounts allowed for credits, returns, or other similar allowances normal and customary in the trade. Within thirty (30) days after the end of each calendar month, MTF shall pay to CONMED the full amount due CONMED for that month, by check or in accordance with other payment practices which are mutually agreed to by the Parties. Amounts not paid when due shall accrue interest at the prime rate prevailing on the due date as reported in The Wall Street Journal (Eastern Edition).

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10.4          Right to Audit MTF Books and Records

MTF shall keep complete and accurate books and records containing all information and data which may be necessary to ascertain and verify the processing and distribution of SMTs and any amounts payable under this Agreement. Such books and records shall be open to examination by a third party auditor, mutually agreed to by CONMED and MTF (an “Auditor”), at CONMED expense. CONMED may exercise its right of audit no more frequently than once per any calendar year. The records for any given calendar year shall be preserved for a period of three (3) years from the end of that calendar year or such longer period as may be required by Law. All information, documents, and records of MTF examined by the Auditor shall be treated as Confidential Information in accordance with the provisions of Sections 12.1 and 12.2 of this Agreement. Upon reasonable request pursuant to the direction of its independent auditors, MTF shall assist CONMED in fulfilling any and all reasonable requests as it relates to the auditing and or treatment of the Service Fees pursuant to any GAAP, SAS, IFRS, IASB or similar accounting standard.

10.5          Right to Audit CONMED Books and Records

CONMED shall keep complete and accurate books and records containing all information and data which may be necessary to ascertain and verify the marketing, promotion and collection of customer orders for SMTs and any amounts payable under this Agreement. Such books and records shall be open to examination by an Auditor, at MTF’s expense. MTF may exercise its right of audit no more frequently than once per any calendar year. The records for any given calendar year shall be preserved for a period of three (3) years from the end of that calendar year or such longer period as may be required by Law. All information, documents, and records of CONMED examined by the Auditor shall be treated as Confidential Information in accordance with the provisions of Sections 12.1 and 12.2 of this Agreement.

11.              PATENT ISSUES

11.1          Preparation, Prosecution and Maintenance of Patent Applications and Patents

11.1.1    Present Intellectual Property and Independently Developed Intellectual Property

Each of CONMED and MTF shall have the right, in its sole discretion and at its own expense, to control the preparation, prosecution, and maintenance of patent applications and patents covering its Present Intellectual Property and Independently Developed Intellectual Property and to select all patent counsel or other professionals to advise, represent or act for it in all matters relating to such patent applications and patents. Each Party shall inform the other Party at reasonable regular intervals, or at such other Party’s reasonable request, about the status of any such patent applications or patents which are licensed to the other Party hereunder.

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11.1.2    Jointly Developed Intellectual Property

CONMED shall be responsible for the preparation, prosecution and maintenance of patent applications and patents covering Jointly Developed Intellectual Property and to select all patent counsel or other professionals to advise, represent or act for the Parties in all matters relating to such patent applications and patents. MTF shall cooperate and provide reasonable assistance to CONMED to facilitate patent prosecution or patent maintenance, and shall pay fifty percent (50%) of all out-of-pocket expenses associated with such patent prosecution or patent maintenance, including reasonable attorney fees (“Patent Expenses”). To the extent feasible, CONMED shall provide MTF with an advance estimate as to the approximate amount of such Patent Expenses. Within thirty (30) days of the end of each calendar quarter, CONMED shall provide MTF a report setting forth the Patent Expenses for the preceding calendar quarter, and MTF, within sixty (60) days of the end of such calendar quarter, shall reimburse CONMED for, MTF’s share of the Patent Expenses incurred during the preceding calendar quarter. For all patent applications on which the Parties cooperate in such fashion, CONMED shall provide MTF with copies of all documents and correspondence associated with the preparation and prosecution of such patent applications at least fifteen (15) days prior to filing to enable MTF to provide comments thereon. Notwithstanding the foregoing, if CONMED does not wish to control the preparation, prosecution or maintenance of any patent application or patent covering Jointly Developed Intellectual Property in any country, CONMED shall provide MTF with reasonable advance written notice to this effect. Thereafter, MTF may prepare, prosecute or maintain the involved patent application or patent in such country, at its sole expense, and the involved patent application or patent shall be deemed to be Independently Developed Intellectual Property of MTF; provided, however, that in such case, CONMED shall cooperate and provide reasonable assistance to MTF to facilitate patenting or patent maintenance.

11.2          Infringement Actions

11.2.1    Against CONMED or MTF

If CONMED or MTF is threatened with suit or sued by a third party for intellectual property infringement because of activities in connection with the design, development, processing and/or distribution of SMTs, the Party which has been threatened with suit or sued shall promptly notify the other Party in writing of such event. CONMED and MTF agree to take whatever action the Joint Committee deems appropriate in connection with such claim or suit. In the case of an actual suit, the Joint Committee shall determine, inter alia, (a) which Party shall be responsible for controlling the defense of such suit and/or (b) which Party shall be responsible for the cost of such defense, including attorneys’ fees, or to what extent the cost of such defense should be shared between the Parties. In the absence of agreement and direction from the Joint Committee, CONMED and MTF shall equally share the responsibility for the defense and cost of such defense. The Parties acknowledge and agree, however, that no settlement, consent judgment or other voluntary final disposition of any suit may be entered into without the prior written consent of the non-threatened or non-sued Party, which consent shall not be unreasonably withheld or delayed.

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11.2.2    By CONMED or MTF

In the event that CONMED or MTF learns of any third party infringement or misappropriation or suspected infringement or misappropriation (hereinafter “infringement”) of any Intellectual Property, CONMED or MTF, as the case may be, shall promptly notify the other Party of such infringement. CONMED and MTF agree to take whatever action the Joint Committee deems appropriate in connection with such infringement. In this regard, the Joint Committee shall determine, inter alia; (a) which Party shall be responsible for prosecuting a suit to abate such infringement, (b) which Party shall be responsible for the cost of such suit, including reasonable attorneys’ fees, or to what extent the cost of such suit should be shared between the Parties, and/or (c) which Party shall retain any monetary recovery in such suit or to what extent any monetary recovery should be shared between the Parties. In the absence of agreement and direction from the Joint Committee, any Party whose Present Intellectual Property or Independently Developed Intellectual Property is the subject of the involved infringement shall have the right, but not the obligation, to abate such infringement at its own cost and expense and may retain any monetary recovery obtained thereby, or, if Jointly Developed Intellectual Property is the subject of the involved infringement, then both CONMED and MTF jointly shall have the right to abate such infringement, and CONMED and MTF shall equally share in the cost of such suit and in any monetary recovery obtained thereby. In no event shall either Party enter into a settlement, consent judgment or other voluntary final disposition of any suit to abate infringement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

11.2.3    SMT Infringement Claim

If in MTF’s reasonable judgment an SMT is likely to be subject to an infringement claim, MTF may, at its reasonable option and sole expense:

a.                   modify the SMT to make it noninfringing, provided that it still meets the applicable specifications;

b.                  procure a license so that MTF may continue to process and distribute and CONMED may continue to promote the SMT as provided in this Agreement at no cost to CONMED; or

c.                   substitute for the allegedly infringing SMT another SMT that meets the applicable specifications, at no additional cost to CONMED.

In the event that MTF reasonably determines that none of the options (a)-(c) are commercially feasible or reasonable, then MTF may discontinue processing and distributing to CONMED the allegedly infringing SMT without breach of this Agreement or liability to CONMED. CONMED will discontinue promotion of any such SMT immediately upon notice from MTF.

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11.3          Notification of Issued Patents and Patent Term Extensions

Each Party shall notify the other promptly of the issuance or extension of any patents within such Party’s Present Intellectual Property or Independently Developed Intellectual Property.

11.4          Patent Marking

Upon the distribution of any SMT, the Parties agree to mark any such SMT in accordance with the patent laws of the United States and/or any foreign country where such marking is required or desirable.

12.              CONFIDENTIAL INFORMATION

12.1          Confidential Information

Except as expressly provided herein and in the Cascade Agreement, the Parties agree that, for the Term and for three (3) years thereafter, the receiving Party shall not publish or otherwise disclose, and shall not use for any purpose not contemplated herein, any Confidential Information furnished to it by the other Party hereto pursuant to this Agreement. Each Party shall use its best efforts to ensure that any Confidential Information disclosed in tangible form shall be marked “Confidential” or with other similar designation to indicate its confidential or proprietary nature. Any Confidential Information disclosed orally shall be confirmed as confidential or proprietary by the Party disclosing such information at the time of such disclosure. Notwithstanding the foregoing, it is understood and agreed that Confidential Information shall not include information that, in each case as demonstrated by written documentation: (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of the receiving Party in breach of this Agreement; or (d) was subsequently lawfully disclosed to the receiving Party by a Person other than a Party hereto or independently developed by the receiving Party without reference to any information or materials disclosed by the disclosing Party. Subject to the exclusions in clauses (a) – (d) above, for purposes of this Agreement, all information disclosed by one party to the other party pursuant to this Agreement shall be deemed “Confidential Information”.

12.2          Permitted Disclosures

Notwithstanding the provisions of Section 12.1 above, each Party may disclose the other’s Confidential Information, to the extent such disclosure is reasonably necessary, in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable Laws, submitting information to tax or other governmental authorities, or in otherwise exercising its rights hereunder; provided that (a) if a Party is legally required to make any such disclosure of the other Party’s Confidential Information, to the extent it may legally do so, it will give reasonable advance written notice to the other Party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its reasonable best efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise), and (b) with respect to the Parties’ marketing activities, it is agreed that no disclosure may occur until after (i) patent applications covering inventions described in such Confidential Information have been filed, or (ii) adequate protection has been obtained to maintain the patentability of inventions described in such Confidential Information, or (iii) adequate protection has been obtained to maintain and preserve the secrecy of such Confidential Information, or (iv) CONMED and MTF mutually agree in writing that neither of them intend to seek patent protection on any inventions described in such Confidential Information or maintain such Confidential Information as a trade secret.

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13.              INDEMNIFICATION

13.1          Indemnification of MTF

In addition to its indemnification obligations set forth in Section 4.8, CONMED shall indemnify each of MTF and its Affiliates and its respective directors, officers, and employees and the permitted successors and assigns of any of the foregoing (the “MTF Indemnitees”), and hold each MTF Indemnitee harmless from and against any and all liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, reasonable attorneys’ fees and other expenses of litigation) (any of the foregoing, a “Claim”) incurred by any MTF Indemnitee to the extent arising from or occurring as a result of (a) a breach by CONMED of any of its representations, warranties, covenants or agreements set forth herein, (b) a design defect in an SMT designed by CONMED or by a third party other than MTF on behalf of CONMED and distributed by MTF pursuant to this Agreement, except to the extent such design defect is caused by the gross negligence or willful misconduct of an MTF Indemnitee, (c) negligent marketing or promotion by CONMED or its Representatives or inadequate warnings or labeling pertaining to an SMT, or (d) the gross negligence or willful misconduct of CONMED or its agents. MTF recognizes and agrees that this indemnification is solely from CONMED (and its successors and assigns) to MTF and that any CONMED related companies are expressly excluded from this indemnification.

13.2          Indemnification of CONMED

In addition to its indemnification obligations set forth in Section 4.8, MTF shall indemnify each of CONMED and its Affiliates and their respective directors, officers, and employees and the permitted successors and assigns of any of the foregoing (the “CONMED Indemnitees”), and hold each CONMED Indemnitee harmless from and against any Claim incurred by any CONMED Indemnitee to the extent arising from or occurring as a result of (a) a breach by MTF of any of its representations, warranties, covenants or agreements set forth herein, (b) a design defect in an SMT designed by or on behalf of MTF promoted or marketed by CONMED pursuant to this Agreement, except to the extent such design defect is caused by the gross negligence or willful misconduct of a CONMED Indemnitee, (c) a processing defect in an SMT or any defect in the Allograft material used in the processing of an SMT distributed by MTF pursuant to this Agreement, except to the extent such defect or problem is caused by the gross negligence or willful misconduct of a CONMED Indemnitee, or (d) the gross negligence or willful misconduct of MTF or its respective agents. CONMED recognizes and agrees that this indemnification is solely from MTF (and its respective successors and assigns) to CONMED and that any other MTF-related companies are expressly excluded from this indemnification.

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13.3          Procedure

A Party (the “Indemnitee”) that intends to claim indemnification under this Section 13.3 shall notify the other Party (the “Indemnitor”) in writing of any Claim promptly within ten (10) days after becoming aware of such Claim or becoming aware of the facts giving rise to such Claim (or when the Indemnitee should have been aware of such Claim or facts giving rise to such Claim). The Indemnitor shall have sole control of the defense and/or settlement thereof. The indemnity in this Section 13 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the written consent of the Indemnitor and Indemnitee, which consent shall not be unreasonably withheld or delayed. The failure to timely deliver written notice of a Claim to the Indemnitor, shall not bar an Indemnitee’s right to claim indemnification under this Section 13, except to the extent that an Indemnitor shall have been prejudiced by such failure. The Indemnitee under this Section 13, its employees and agents shall cooperate fully with the Indemnitor and its legal representatives and provide full information concerning any Claim covered by this indemnification.

13.4          Joint Defendants

If a legal action is brought against CONMED and MTF relating in any way to an SMT and it is not clear from the allegations in the complaint and/or the known facts surrounding the allegations in the complaint as to whether a Claim exists for which there is a right to indemnification pursuant to Sections 13.1 or 13.2 above and the Parties agree to have a single legal counsel representing them in such action, then CONMED shall be responsible for controlling the defense of such action in the first instance. During all the period that CONMED is controlling the defense of such action, each Party shall bear an equal amount of the costs of such defense, including attorneys’ fees. No settlement, consent judgment or other voluntary final disposition of any such action may be entered into without the prior written consent of MTF, which consent will not be unreasonably withheld or delayed. If at any time in the course of such suit it becomes apparent from discovery or otherwise that a Claim exists for which indemnification may be obtained in accordance with Sections 13.1 or 13.2 above, then the indemnification provisions of either Sections 13.1 or 13.2, whichever is applicable, and the indemnification procedures of Section 13.3 shall become applicable and govern further proceedings in the suit.

13.5          Insurance

CONMED and MTF shall obtain and/or maintain product liability insurance or its equivalent in an amount commercially reasonable and sufficient in view of the activities contemplated pursuant to this Agreement.

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14.              TERM AND TERMINATION

14.1          Term

The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect thereafter for a period of 25 years (the “Initial Term”) and, unless terminated in accordance with the provisions of this Section 14, shall be automatically renewed for additional successive five (5) year terms (the Initial Term, together with all such successive terms, the “Term”).

14.1.1    CONMED Change of Control

In the event of the occurrence of a CONMED Change of Control, if (a) the Acquiror does not agree to be bound by the terms of this Agreement with respect to all Allograft activities conducted by the Acquiror or its Affiliates (other than a Separate Acquiror Affiliate), or (b) the Acquiror is a Specified Acquiror, MTF may, by written notice delivered to CONMED within 90 days following the effectiveness of such CONMED Change of Control, elect to provide notice of its intent to terminate this Agreement effective no earlier than twenty-four (24) months after the date of such notice; provided that the Acquiror shall have up to twenty-four (24) months within which to divest any competing Allograft products or to take or cause to be taken any other actions as a result of which, if the relevant CONMED Change of Control were to have occurred on the date that is twenty-four (24) months after the actual date of such CONMED Change of Control, such Acquiror would not have been deemed to be a Specified Acquiror, in which case MTF shall not be permitted to terminate this Agreement pursuant to this Section 14.1.1 (unless, on average during such twenty-four (24) month period, such Acquiror will have offered materially greater commissions to promote the sales of the competing Allograft products than it will have offered for the SMTs); provided, further, that in the event of the occurrence of a CONMED Change of Control, CONMED shall use commercially reasonable efforts to (a) effect a smooth transition of its SMT marketing and promotion business to the relevant Acquiror and (b) cause any agreements, contracts and other arrangements of the Acquiror relating to competing Allograft products to expire in accordance with their respective terms, unless MTF provides prior written consent to the renewal thereof.

14.1.2    Sustained Promotional Shortfall

If at any time after the 10th anniversary of the Effective Date, in lieu of rendering CONMED non-exclusive pursuant to Section 5.9.1, MTF may, by 6 months prior written notice to CONMED, terminate this Agreement, provided that MTF may not terminate this Agreement pursuant to this Section 14.1.2 if, prior to the date of MTF’s termination notice or within such 6 month notice period, the Promotional Shortfall is reasonably cured.

14.2          Default

If a Party defaults in the performance of any of its material obligations hereunder, the non-defaulting Party shall provide the defaulting Party with written notice of the default. Any failure by CONMED to make a timely payment to MTF in accordance with the provisions in Section 10.1, or any failure by CONMED to perform its obligations set forth in Section 5.9 following the requisite notice and opportunity to cure, shall be deemed to be a material breach of this Agreement. If, within sixty (60) days after receipt of such written notice, or the period specified with respect to Section 5.9 of the breach relates to the obligations under Section 5.9, the default has not been cured, the non-defaulting Party, at its option, may terminate this Agreement by giving written notice of termination to the defaulting Party.

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14.3          Bankruptcy Proceedings

Either Party hereto may terminate this Agreement with sixty (60) days prior written notice to the other Party if (i) such other Party shall make an assignment of substantially all of its assets for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for such Party of all or substantially all of such Party’s assets, or shall commence any proceeding under any dissolution or liquidation Law or statute of any jurisdiction, (provided that no entity succeeds to the business of such Party following such dissolution or liquidation), whether now or hereafter in effect, which is not dismissed within sixty (60) days; or (ii) there shall have been filed any such petition or application against such other Party, or any such proceeding shall have been commenced against such Party, in which an order for relief is entered or which remains undismissed for a period of ninety (90) days or more, or (iii) such other Party, by an act or knowing failure to act, shall indicate such Party’s consent to, approval of or acquiescence in, any such petition, application or proceeding, or order for relief, or the appointment of a custodian, receiver or any trustee for such Party, of all or any substantial part of any of such Party’s properties, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of ninety (90) days or more.

14.4          Effect of Termination

14.4.1    Accrued Obligations

Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to the effective date of such termination, or preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement.

14.4.2    Remaining Inventory

As soon as reasonably practicable, but no later than thirty (30) days after the effective date of termination of this Agreement, MTF shall provide CONMED with a complete inventory of finished SMTs in MTF’s possession, or otherwise in MTF’s control. At such time, CONMED may inspect MTF’s inventory and audit MTF’s records in the manner provided in Section 10.4. For a period of ninety (90) days after the effective date of termination of this Agreement, irrespective of the reason for termination, CONMED, in accordance with the provisions of Section 4.5, may market and promote, and MTF shall distribute as instructed, all or any part of MTF’s inventory of SMTs in MTF’s possession or control on the effective date of such termination. Any distribution of SMTs by MTF under this Section 14.4.2 shall be in accordance with and subject to all of the other applicable provisions in this Agreement, including the payment and reporting provisions in Section 10. If this Agreement is terminated by MTF pursuant to Section 14.2, to the extent that CONMED does not solicit orders for any or all of MTF’s inventory of SMTs in MTF’s possession or control on the effective date of such termination, CONMED shall pay to MTF, within one hundred twenty (120) days after the effective date of termination, 100% of the costs of any such remaining inventory that is deemed to be part of a “firm” forecast pursuant to Section 6.4.

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14.4.3    Return of Materials

All Confidential Information shall remain the sole property of the disclosing Party. Within thirty (30) days after the effective date of termination of this Agreement, each Party shall destroy all Confidential Information of the other Party in its possession or control and provide written certification of such destruction, or prepare such Confidential Information for shipment to such other Party, as the other Party may direct, at the other Party’s expense. Either Party may retain one (1) copy of any Confidential Information of the other Party which may have been entrusted to it, subject to the confidentiality provisions hereof. During the Term and after any termination or, expiration of this Agreement, each Party shall have the right to continue to use and disclose for any purpose any and all clinical trial results and other data relating to SMTs, which is or was provided or required to be provided to such Party pursuant to this Agreement and not in violation of Section 10.1 hereof.

14.4.4    Transfer of Purchased Assets

Promptly after the effective date of termination of this Agreement by MTF pursuant to Section 14.2, CONMED shall assign, transfer, convey and deliver to MTF all of CONMED’s right, title and interest in, to and under all of the Purchased Assets (as defined in the Asset Purchase Agreement) conveyed to CONMED under the Asset Purchase Agreement, to the extent still available, for no additional consideration. CONMED shall, and shall cause its Affiliates to, execute and deliver any additional documents, instruments, conveyance and assurances and take such further actions as may be reasonably required to carry out the provisions of this Section 14.4.4.

14.5          Survival

Except as otherwise expressly provided herein, the Parties’ rights and obligations pursuant to Sections 4.7, 4.8, 7, 10.4, 10.5, 11.1.2, 11.2, 12, 13, 14.4, 14.5, 15.4, 16 and any other provisions of this Agreement which by their terms survive termination, shall survive any termination of this Agreement.

15.              REPRESENTATIONS, WARRANTIES AND COVENANTS

15.1          By MTF

15.1.1    Organization and Authority

MTF hereby represents and warrants to CONMED that: (a) MTF is a nonprofit corporation duly organized, validly existing and in good standing under the Laws of the District of Columbia and has full corporate power and authority to enter into and carry out its obligations under this Agreement and to consummate the transactions contemplated hereby; (b) the execution and delivery by MTF of this Agreement, the performance by MTF of its obligations hereunder and the consummation by MTF of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of MTF; (c) this Agreement has been duly executed and delivered by MTF, and (assuming due authorization, execution and delivery by CONMED) this Agreement constitutes a legal, valid and binding obligation of MTF enforceable against MTF in accordance with its terms subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies, regardless of whether any such remedy is considered in a proceeding at law or equity (collectively, “Bankruptcy Laws and Equitable Principles”).

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15.1.2    No Conflicts; Consents

MTF hereby represents and warrants to CONMED that the execution, delivery and performance by MTF of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational document of MTF; (b) conflict with or result in a violation or breach of any provision of any Law applicable to MTF; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any agreement, contract, document or instrument to which MTF is a party or by which it is otherwise bound (except for consents, notices and actions that have been obtained, delivered or taken and except as validly waived). MTF hereby represents and warrants to CONMED that no consent, approval, permit, order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to MTF in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. MTF hereby covenants to CONMED that MTF will not grant any rights in conflict with the rights granted herein, and MTF hereby represents and warrants to CONMED that, to its knowledge and belief, as of the date hereof there are no threatened or pending actions, suits or claims against it with respect to or relating in any way to its right to enter into and perform its obligations under this Agreement.

15.1.3    Compliance with Laws

MTF hereby covenants to CONMED that, with respect to the activities being conducted by MTF pursuant to this Agreement, MTF shall comply with all applicable Laws.

15.1.4    Processing

MTF hereby covenants to CONMED that the SMTs shall be free of defects in materials and workmanship and processed in accordance with (i) the agreed-to specifications (ii) quality management procedures that meet or exceed the requirements of the FDA and other applicable industry standards, and (iii) all applicable Laws.

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15.1.5    Intellectual Property

a.                   Title and License. MTF hereby represents and warrants to CONMED that MTF: (1) Controls MTF’s Intellectual Property; (2) has the exclusive right and authority to use, and grant a license (or sublicense) under, MTF’s Intellectual Property in the Field; and (3) has the exclusive right to bring actions for infringement of MTF’s Intellectual Property in the Field. MTF hereby represents and warrants to CONMED that MTF has not granted (and is not obligated to grant) and will not grant during the term of this Agreement, any license, option or other rights with respect to MTF’s Intellectual Property in the Field.

b.                  Confidentiality. MTF hereby represents and warrants to CONMED that MTF has taken reasonable efforts to protect the confidentiality of any confidential or proprietary know-how and information relating to any MTF’s Intellectual Property.

c.                   No Contest of Validity or Patentability. MTF hereby represents and warrants to CONMED that there is no pending, or to the knowledge of MTF, threatened litigation (and MTF has received no written or verbal notice): (1) contesting the patentability, validity enforceability, ownership, or right to use, assign, license, sublicense or dispose of any intellectual property included in MTF’s Intellectual Property, or (2) asserting that any of MTF’s Intellectual Property conflicts or will conflict with the intellectual property of any other person or entity.

d.                  Freedom To Operate Without Infringing Third Party Intellectual Property Rights. MTF hereby represents and warrants to CONMED that, to the knowledge of MTF: (1) neither MTF nor any of its Affiliates have interfered with, infringed upon or misappropriated any Intellectual Property Rights of third parties with respect to the recovery, processing, promotion and distribution of SMTs; and (2) no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property Rights of MTF or any of its Affiliates with respect to the recovery, processing, promotion and distribution of SMTs.

e.                   Misappropriation; Notice of Infringement. MTF hereby represents and warrants to CONMED that: (1) MTF has not misappropriated from any person or entity any of MTF’s Intellectual Property; (2) MTF has received no notice of any infringement or alleged infringement by any third party of MTF’s Intellectual Property; and (3) MTF and its Affiliates own, possess or have the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission all material Intellectual Property Rights necessary for the recovery, processing, promotion, and distribution of SMTs as presently conducted as of the Effective Date.

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15.2          By CONMED

15.2.1    Organization and Authority

CONMED hereby represents and warrants to MTF that: (a) CONMED is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York and has corporate power and authority to enter into and carry out its obligations under this Agreement and to consummate the transactions contemplated hereby; (b) the execution and delivery by CONMED of this Agreement, the performance by CONMED of its obligations hereunder and the consummation by CONMED of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of CONMED; and (c) this Agreement has been duly executed and delivered by CONMED, and (assuming due authorization, execution and delivery by MTF) this Agreement constitutes a legal, valid and binding obligation of CONMED enforceable against MTF in accordance with its terms subject to the effect of Bankruptcy Laws and Equitable Principles.

15.2.2    No Conflicts; Consents

CONMED hereby represents and warrants to MTF that the execution, delivery and performance by CONMED of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the CONMED or other organizational document of CONMED; (b) conflict with or result in a violation or breach of any provision of any Law applicable to CONMED; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any agreement, contract, document or instrument to which CONMED is a party or by which it is otherwise bound (except for consents, notices and actions that have been obtained, delivered or taken and except as validly waived). CONMED hereby represents and warrants to MTF that no consent, approval, permit, order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to CONMED in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby. CONMED hereby covenants to MTF that CONMED will not grant any rights in conflict with the rights granted herein, and CONMED hereby represents and warrants to MTF that, to its knowledge and belief, as of the date hereof there are no threatened or pending actions, suits or claims against it with respect to or relating in any way to its right to enter into and perform its obligations under this Agreement.

15.2.3    Compliance with Laws

CONMED hereby represents and warrants to MTF that, with respect to the activities being conducted by CONMED pursuant to this Agreement, CONMED shall comply with all applicable Laws.

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15.2.4    Intellectual Property

a.                   Title and License. CONMED hereby represents and warrants to MTF that CONMED: (1) Controls CONMED Intellectual Property; (2) has the exclusive right and authority to use, and grant a license under, CONMED Intellectual Property in the Field; and (3) has the exclusive right to bring actions for infringement of CONMED Intellectual Property in the Field. CONMED hereby represents and warrants to MTF that CONMED has not granted (and is not obligated to grant) and will not grant during the term of this Agreement, any license, option or other rights with respect to CONMED Intellectual Property in the Field.

b.                  Confidentiality. CONMED hereby represents and warrants to MTF that CONMED has taken reasonable efforts to protect the confidentiality of any confidential or proprietary know-how and information relating to any CONMED Intellectual Property.

c.                   No Contest of Validity or Patentability. CONMED hereby represents and warrants to MTF that there is no pending, or to the knowledge of CONMED, threatened litigation (and CONMED has received no written or verbal notice): (1) contesting the patentability, validity enforceability, ownership, or right to use, assign, license, sublicense or dispose of any intellectual property included in CONMED Intellectual Property, or (2) asserting that any of CONMED Intellectual Property conflicts or will conflict with the intellectual property of any other person or entity.

d.                  Misappropriation; Notice of Infringement. CONMED hereby represents and warrants to MTF that: (1) CONMED has not misappropriated from any person or entity any of CONMED Intellectual Property; and (2) CONMED has received no notice of any infringement or alleged infringement by any third party of CONMED Intellectual Property.

15.3          Disclaimer of Warranties

Each of CONMED and MTF hereby acknowledges that the other Party makes no warranties other than the warranties expressly made in this Agreement, and specifically disclaim any implied warranties of merchantability, fitness for a particular purpose, or non-infringement with respect to any SMT.

15.4          Non-Solicitation

During the Term and for a period of one year thereafter, neither Party shall, without the other Party’s prior approval, employ (or solicit the employment of) any Party’s employees, provided, however, that the foregoing provision will not prevent any Party from employing any such person who (i) contacts such Party on his or her own initiative without any direct or indirect solicitation (except broad-based solicitations directed at the public in general) by or encouragement from such Party or (ii) has been terminated by the other Party or its subsidiaries prior to the commencement of employment discussions between such Party and such employee.

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16.              MISCELLANEOUS

16.1          Governing Law

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of New York, without regard to its conflict of law principles.

16.2          Independent Contractors

It is understood that each Party is an independent contractor, that no activities under this Agreement shall create or be deemed to create any agency relationship between the Parties, and that persons engaged in work by one Party hereunder shall not in any sense be considered as employees of the other. For legal purposes, the Parties do not intend by the arrangements contemplated hereby to form a partnership for state law or for federal income tax purposes.

16.3          Funding

Except as expressly stated herein, each Party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

16.4          Press Releases and Other Publicity Announcements

Any public announcement or similar publicity with respect to the SMTs may be issued at such time and in such manner as determined by the Joint Committee. Any public announcement or similar publicity with respect to this Agreement shall be subject to the consent of the non-publishing Party, which consent shall not be unreasonably withheld or delayed, unless such communication is made in order to comply with Law.

16.5          Binding Effect

Subject to the provisions of this Agreement relating to assignment, this Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and assigns and in the case of CONMED, on the CONMED Affiliates. Without limiting the foregoing, CONMED shall be responsible for compliance by the CONMED Affiliates with the terms of this Agreement relating to exclusivity and restrictions on competition including Section 2.

16.6          Entire Agreement

The Asset Purchase Agreement, this Agreement, the Exhibits hereto and thereto and any other agreements contemplated herein or therein constitute the entire agreement between the Parties with respect to the subject matter hereof.

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16.7          No Waiver

Any failure of a Party to require the other Party to comply with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement.

16.8          Severability

The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted and in a manner to most closely accomplish the intent of the Parties.

16.9          Counterparts

This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which shall constitute one and the same. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

16.10      Amendments

This Agreement may only be amended with the written consent of CONMED and MTF.

16.11      Assignment

Neither Party may assign any of its rights, obligations or privileges (by operation of Law or otherwise) hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that subject to Sections 2.4.2 and 14.1 in the case of CONMED either Party shall have the right to assign all of its rights, obligations and privileges hereunder, without obtaining the other Party’s consent, to a successor in business or an acquirer of all or substantially all of its SMTs business or assets to which this Agreement pertains subject to such successor or acquirer executing a written instrument agreeing to be bound by this Agreement if not a successor by operation of Law; provided, that CONMED may assign all of its rights, obligations and privileges hereunder to a CONMED Affiliate as long as CONMED remains obligated to comply with the terms of this Agreement.

16.12      Notices

16.12.1 Method of Delivery

Any and all notices, demands and other communications required or permitted under this Agreement shall be deemed adequately given only if in writing and if the same shall be delivered by hand, by mail or by Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postage prepaid and registered or certified with return receipt requested (if by mail), or with air freight charges prepaid (if by Federal Express or similar carrier).

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16.12.2 Procedure

All notices, demands and other communications required or permitted under this Agreement shall be deemed to have been given for all purposes upon the date of receipt or refusal. All such notices, demands and other communications shall be addressed as set forth on the Notices Schedule attached hereto as Exhibit D or to such other address as any Party may have designated for itself by written notice to the other Party in the manner herein prescribed.

16.13      Force Majeure

Notwithstanding anything else in this Agreement, no default, delay or failure to perform on the part of either Party shall be considered a breach of this Agreement if such default, delay or failure to perform is shown to be due to causes beyond the reasonable control of the Party charged with a default (“Force Majeure”), including, causes such as strikes, lockouts or other labor disputes, riots, civil disturbances, actions or inactions of governmental authorities or suppliers, epidemics, war, terrorism, embargoes, severe weather, fire, earthquakes, acts of God, acts of the public enemy, nuclear disasters, or default of a common carrier; provided, however, that for the duration of such Force Majeure, the Party charged with such default must continue to use all reasonable efforts to overcome such Force Majeure.

16.14      Dispute Resolution

Upon the occurrence of a dispute between the Parties or any Party and the Joint Committee, including any breach of this Agreement, the matter shall be referred to the general managers of MTF and CONMED, or their designees. The chief executives of CONMED and MTF, or their designees (the “Designated Executives”) shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for thirty (30) days, or such longer period of time to which the Designated Executives may agree. If such efforts do not result in mutually satisfactory resolution of the dispute, either Party shall have the right to pursue any and all other remedies available to such Party.

16.15      Due Dates

If any payment or other action required under this Agreement falls due on a date that is a Saturday, Sunday or legal holiday, then such payment or other action shall become due on the first Business Day after such Saturday, Sunday or legal holiday.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first set forth above.

CONMED Corporation

By:	/s/ Robert D. Shallish, Jr.
Name: Robert D. Shallish, Jr.
Title: Vice President - Finance, CFO
MUSCULOSKELETAL TRANSPLANT FOUNDATION, INC.
By:	/s/ Bruce W. Stroever
Name: Bruce W. Stroever
Title: President/Chief Executive Officer